Harman International
PRESS RELEASE

August 17, 2005

FOR IMMEDIATE RELEASE
Contact:  Greg Henry
Harman International Industries, Incorporated
202-393-1101

HARMAN INTERNATIONAL
REPORTS RECORD FOURTH QUARTER AND FULL YEAR RESULTS

Washington, D.C. – Harman International Industries, Incorporated (NYSE:  HAR) today announced record results for the fourth quarter and full fiscal year 2005 fiscal year.  Net sales for the quarter were $808.0 million compared to $732.0 million during the same prior year period, an increase of 10 percent.  Net income for the three months was $70.2 million, a 32 percent increase above the $53.0 million earned in the fourth quarter last year.  Earnings per diluted share for the three months were $1.01 versus $0.76 a year ago.

For the fiscal year ended June 30, 2005, net sales were $3.031 billion, an increase of 12 percent compared to $2.711 billion in the prior year.  Net income rose 47 percent to $232.8 million versus $157.9 million.  Earnings per diluted share were $3.31 for the fiscal year compared to $2.27 a year ago.

Automotive net sales for the fiscal year were $2.126 billion versus $1.873 billion in the prior year, an increase of 13 percent.  Automotive operating income was $348.1 million versus $308.9 million last year.  Consumer net sales increased 17 percent to $418.3 million, compared to $356.6 million last year.  Consumer operating income was $26.7 million versus an operating loss of $13.0 million last year.  Professional sales were $487.0 million versus $481.7 million a year ago.  Professional operating income was $45.5 million versus $9.9 million last year.  Professional sales were affected by the elimination of lower margin products during the year.

Dr. Sidney Harman, Executive Chairman, and Bernard Girod, Vice Chairman and Chief Executive Officer, commented:

“We achieved record sales and earnings in fiscal 2005 and remain confident that we can carry this momentum into the next fiscal year.  Automotive had a solid year, due in part to the successful launch of a new infotainment system for Audi.  Consumer had an excellent year propelled by our popular multimedia products.  Professional produced strong operating results by concentrating on profitable product lines and investing in new technologies that allow better interaction of products used by audio professionals.

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During the year we solidified our balance sheet while completing the acquisition of QNX Software Systems.  We reduced debt and repurchased 1.7 million shares of our common stock.  The Board of Directors increased authorization for the repurchase of the Company’s common stock by 4 million shares to a total of 20 million shares.

It is our expectation that earnings for the quarter ending September 30, 2005 and the fiscal year ending June 30, 2006 will be $0.64 and $3.80, respectively.”

At 4:30 p.m. EDT today, Harman International will host an analyst and investor conference call to discuss the results for the three and twelve months ended June 30, 2005, and to offer management’s outlook for future periods.  To participate in the conference call, please dial (800) 553-0329 or for international calls dial (612) 332-0932 prior to 4:30 p.m. EDT.  Please let the operator know that you would like to join the Harman International call.

A replay of the conference call will be available following the completion of the call at approximately 8:00 p.m. EDT.  The replay will be available through August 24, 2005.  To access the replay, please call (800) 475-6701 or for international calls (320) 365-3844.  The access code number is 792204.

AT&T will also be web-casting the presentation.  The web-cast can be accessed at http://65.197.1.5/att/confcast, enter the Access Code:  #792204 and then click Go.  There will also be a link to the web-cast at www.harman.com.  Participation through the web-cast will be in listen-only mode.  If you need technical assistance, call the toll-free AT&T Help Line at 1-888-793-6118 (678-749-8002 for international customers).  An archive will be available for 30 days following the presentation.

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Harman International Industries, Incorporated (www.harman.com) is a leading manufacturer of high-quality, high fidelity audio products and electronic systems for the automotive, consumer and professional markets.  The Company’s stock is traded on the New York Stock Exchange under the symbol:  HAR.

Note:  Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act.  You should not place undue reliance on these statements.  We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances.  These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to the effect of changes in consumer confidence, a rise in interest rates affecting consumer spending, automobile industry sales and production rates, the loss of one or more significant customers, including our automotive customers, model-year changeovers and customer acceptance in the automotive industry, our ability to satisfy contract performance criteria, availability of key components to the products we manufacture, competitive products, fluctuations in  currency exchange rates, the outcome of pending or future litigation and other claims, labor disputes at our facilities and  those of our customers or common carriers, general economic conditions and other risks detailed in filings made by Harman International with the Securities and Exchange Commission.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED CONDENSED STATEMENTS OF OPERATIONS (000s omitted except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Net sales	$808,032	732,037	3,030,889	2,711,374
Cost of sales	526,211	472,581	1,999,187	1,822,782

Gross profit	281,821	259,459	1,031,702	888,592

Selling, general and administrative expenses	181,034	172,145	680,721	634,127

Operating income	100,787	87,311	350,981	254,465

Other expenses:
Interest expense, net	2,235	3,387	10,516	17,207
Miscellaneous, net	596	7,379	5,128	9,738

Income before income taxes	97,956	76,545	335,337	227,520

Income tax expense	27,721	23,576	102,489	69,637

Net income	$70,235	52,969	232,848	157,883

Basic earnings per share	$1.05	0.80	3.47	2.40
Diluted earnings per share	$1.01	0.76	3.31	2.27

Shares outstanding – Basic	67,195	66,059	67,120	65,779
Shares outstanding – Diluted	69,623	69,863	70,399	69,487

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (000s omitted)

	June 30,	June 30,
	2005	2004

ASSETS

Current assets
Cash and cash equivalents	$291,214	286,708
Investments	---	91,000
Accounts receivable	433,041	426,211
Inventories	312,950	291,710
Other current assets	146,088	108,406

Total current assets	1,183,293	1,204,035

Property, plant and equipment	491,619	434,091
Goodwill	345,071	251,722
Other assets	167,220	98,962

Total assets	$2,187,203	1,988,810

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings	$2,593	3,898
Current portion of long-term debt	533	3,411
Accounts payable and accrued liabilities	725,944	655,045

Total current liabilities	729,070	662,354

Long-term debt	330,791	387,616
Other non-current liabilities	66,394	63,844

Total shareholders’ equity	1,060,948	874,996

Total liabilities and shareholders’ equity	$2,187,203	1,988,810